UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 7, 2015 (April 6, 2015)

LAREDO PETROLEUM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35380	45-3007926
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 W. Sixth Street, Suite 900, Tulsa, Oklahoma	74119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 513-4570

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Information set forth in Item 8.01 below, as to the satisfaction and discharge of the Indenture governing the 2019 Notes (as such terms are defined below), is incorporated by reference in this Item 1.02.

Item 8.01. Other Events.

As previously disclosed on March 6, 2015, Laredo Petroleum, Inc. (the "Company") called for redemption all $550,000,000 aggregate principal amount of its 9.5% Senior Notes due 2019 (the "2019 Notes"). The redemption of the 2019 Notes was conditioned upon the closing of the Company's previously announced offering of $350,000,000 aggregate principal amount of 6.25% Senior Notes due 2023 not later than April 3, 2015, which offering closed on March 18, 2015. Accordingly, on April 6, 2015 (the "Redemption Date"), the entire $550,000,000 outstanding principal amount of the Company's 2019 Notes was redeemed at a redemption price of 104.750% of the principal amount of the 2019 Notes, plus accrued and unpaid interest up to, but not including, the Redemption Date (the "Redemption"). As a result of the Redemption, the Amended & Restated Indenture, dated as of June 24, 2014, as supplemented by the Sixth Supplemental Indenture, dated as of December 3, 2014 (as so supplemented, the "Indenture"), among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, governing the 2019 Notes is discharged and ceases to be of further effect as to all outstanding notes thereunder (subject to certain exceptions) as of the Redemption Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAREDO PETROLEUM, INC.

Date: April 7, 2015	By:	/s/ Richard C. Buterbaugh
Richard C. Buterbaugh
Executive Vice President & Chief Financial Officer